UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 12, 2005

PRIDE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13289	76-0069030
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

5847 San Felipe, Suite 3300
Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 789-1400

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Employee Stock Purchase Plan

     At Pride’s 2005 annual meeting of stockholders held on May 12, 2005, Pride’s stockholders approved an amendment to Pride’s Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan by 600,000 shares to 1,100,000 shares.

Amendments to Employment Agreements and Supplemental Executive Retirement Plan

     On May 12, 2005, Pride’s Board of Directors approved amendments to the employment agreements with each of Pride’s executive officers. The amendments modify each employment agreement to provide that, in the event of involuntary termination within one year following a business combination transaction after which Pride’s stockholders hold 50% to 80% of the total voting power of the surviving corporation, the executive will be entitled to receive the change in control benefits otherwise provided for under the executive’s employment agreement. In addition, Pride’s Supplemental Executive Retirement Plan was amended to provide that, if the participant’s employment is terminated within the one-year period following such a business combination transaction, the participant will be entitled to receive the change in control benefits otherwise provided for under the plan.

Amendment to 1993 Directors’ Stock Option Plan

     Effective May 12, 2005, Pride amended the 1993 Directors’ Stock Option Plan. The amendment provides that the Nominating and Corporate Governance Committee may provide, by specific terms set forth in an agreement with the optionee, that upon termination of service as a director for any reason other than cause (as defined), each option outstanding as of the date of the optionee’s termination of service may be exercised any time during the full term of the option (rather than for three months or one year, depending on the reason for the departure). On May 12, 2005, the Nominating and Corporate Governance Committee approved such amendments to all of the option agreements of William E. Macaulay, a former director, under the plan and to the agreements of each of its current non-employee directors with respect to options that were granted under the plan in 2002 and 2003. As a result, effective upon Mr. Macaulay’s retirement from the Board at the 2005 annual meeting, all of his options granted under the plan became exercisable for the remaining term of the option.

Item 1.02 Termination of Material Definitive Agreement

     On May 12, 2005, Pride’s Board of Directors approved the termination of the Employment/Non-Competition/Confidentiality Agreement, dated as of January 1, 2002, between Pride and Jorge E. Estrada, Pride’s representative for business development, effective as of May 31, 2005. The terms of his severance will be governed by that agreement, which was filed as Exhibit 10.20 to Pride’s Annual Report on Form 10-K for the year ended December 31, 2002 and is incorporated by reference herein. Mr. Estrada is entitled to receive (1) an amount equal to one full year of base salary (not less than the highest annual base salary during the preceding three years); (2) one year (or, if earlier, until offered by another employer) of life, health, accident and disability insurance benefits for himself and his dependents; and (3) immediate vesting of his options and awards. Mr. Estrada will be subject to an indefinite non-disclosure covenant and a one-year noncompete covenant.

Item 8.01 Other Events

     As of May 6, 2005, funds affiliated with First Reserve Corporation and First Reserve GP IX, Inc. owned approximately 6.0 million shares of Pride’s common stock, or approximately 3.8% of its outstanding common stock as of that date. In May 2002, Pride entered into an amended and restated shareholders agreement with the funds that is more fully described in Pride’s definitive proxy statement for its 2005 annual stockholders meeting, filed on April 8, 2005, which description is incorporated herein by reference. The respective covenants and agreements of Pride and the funds contained in the shareholders agreement, other than certain registration rights of the funds, are no longer operative. In 2002, Pride’s Board of Directors had taken action under Pride’s preferred share purchase rights plan to increase the applicable percentage of beneficial stock ownership of funds affiliated with First Reserve Corporation and First Reserve GP IX, Inc. and their affiliates that triggers the plan to 19% from 15%, the threshold applicable to other parties. Pride’s Board of Directors rescinded the action to increase the ownership level in connection with the covenants in the shareholders agreement becoming inoperative. The preferred share purchase rights plan is more fully described in Pride’s current report on Form 8-K filed on September 28, 2001, which description is incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ W. Gregory Looser
W. Gregory Looser
Senior Vice President, General Counsel and Secretary

Date: May 16, 2005

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